Exhibit 99.1

Evolution Petroleum Announces Redemption of its 8.5% Series A Cumulative Preferred Stock and Declares Cash Dividend on its Preferred Stock

Houston, TX, October 4, 2016 – Evolution Petroleum Corporation (NYSE MKT: EPM) today announced the redemption of all of the outstanding shares of its 8.5% Series A Cumulative Preferred Stock (the "Preferred Stock", CUSIP: 30049A206; NYSE: EPM.A). The Preferred Stock will be redeemed on November 14, 2016 at $25.00 per share, plus all accumulated and unpaid distributions from October 31, 2016 (the last dividend payment date before the redemption date) through the redemption date, for an aggregate redemption price of approximately $25.082639 per share.
The total redemption amount of approximately $8 million will be funded with cash on hand.  With working capital of $28.6 million as of June 30, 2016, the Company will have substantial liquidity after the redemption.  Further, with the Company's existing undrawn credit facility, we have access to capital at a much lower cost, should we need it.
Notice of the redemption will be mailed to the holders of the Preferred Stock next week. The redemption and paying agent for the redemption is Continental Stock Transfer & Trust Company (the "Agent"). For more information, holders of the Preferred Stock may contact the Agent at 917-262-2378 or write to the Agent at 17 Battery Place - 8th Floor, New York, NY 10004, Attn: Corporate Actions Department.
Evolution today also declared a monthly cash dividend on its perpetual non-convertible 8.5% Series A Cumulative Preferred Stock. The dividend is for the month of October 2016 and is payable on October 31, 2016 to holders of record at the close of business on October 14, 2016.  The payment will be 1/12th of the 8.5% annualized amount, or approximately $0.177083 per share, based on the $25.00 per share liquidation preference.  We expect preferred stock dividends will be treated as qualified dividend for income tax purposes.
About Evolution Petroleum
Evolution Petroleum Corporation develops petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Our principal asset is our interest in a CO2-EOR project in Louisiana's Delhi Field. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range risks and uncertainties. Statements herein using words such as "believe," "expect," "plans" and words of similar meaning are forward-looking statements. Although our expectations are based on engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
Company Contact:
Randy Keys,
CEO
(713) 935-0122
rkeys@evolutionpetroleum.com